Exhibit 21.1
MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST AS OF FEBRUARY 28, 2023 *

Canada	United Kingdom
0993477 B.C. Unlimited Liability Company	Door-Stop International Limited
1388199 B.C. Unlimited Liability Company	Masonite Europe Limited
Crown Door Corp. (Ontario)	Premdor Crosby Limited
Sacopan, Inc. (Quebec)	Premdor U.K. Holdings Limited
VanAir Design, Inc.
United States
Chile	California
Masonite Chile Holdings	Eger Properties
Masonite Chile S.A.
Delaware
China	EPI Holdings, Inc.
Masonite (Shanghai) Trading Company Limited	Evergreen Finance LP
Masonite Corporation
Costa Rica	(d/b/a Advisar)
Inversiones Premdor S.A.	(d/b/a Algoma)
Masonite Costa Rica S.A.	(d/b/a Algoma Express)
Technoforest Del Norte S.A.	(d/b/a Birchwood Best)
(d/b/a Birchwood Lumber & Veneer)
Cyprus	(d/b/a Bolection Door)
Liora Enterprises Limited	(d/b/a Bridgewater Wholesalers)
(d/b/a BWI)
India	(d/b/a Florida Made Door)
Masonite Doors Private Ltd.	(d/b/a Florida Millwork)
(d/b/a Fyreworks)
Israel	(d/b/a Marshfield Doorsystems)
Premdor Ltd.	(d/b/a Masonite Architectural)
(d/b/a Masonite Display)
Ireland	(d/b/a Mohawk Flush Doors)
Masonite Ireland	(d/b/a USA Wood Door)
Masonite Europe	Masonite Distribution, LLC
Masonite Components	Steelwood LLC

Luxembourg	Florida
Masonite Luxembourg S.A.	Sierra Lumber, Inc. (f/k/a Florida Made Door)
Shop Masonite LLC
Malaysia
Magna Foremost Sdn Bhd	North Carolina
Endura Products, LLC
Mexico
Masonite Mexico S.A. de C.V.	Oklahoma
Dominance Industries, Inc.
Netherlands
Premdor Karmiel Holdings B.V.

Poland
Masonite PL Sp. z.o.o.

Ukraine
SC Premdor Ukraine

*    Excludes certain non-significant subsidiaries that are either discontinued or immaterial.